EXHIBIT 11

                               PRIME CAPTIAL CORPORATION
                      Computation of Earnings Per Share (Unaudited)
                               Three Months Ended  Nine Months Ended
                                  September 30,      September 30,
                                1997      1996      1997     1996
                              --------  --------- -------- ---------
Net income (loss) available
 to common shareholders       $607,460  (984,308)  987,379 2,403,745
                              ========  ========= ======== =========

Weighted average number
 of common shares
 outstanding                 4,292,351 4,282,665 4,860,580 4,456,754

Primary incremental dilution
 from common share
 equivalents                   580,299      -      568,730   175,440
                              --------  --------- -------- ---------

Common and dilutive common
 equivalent shares           4,872,650 4,282,665 4,860,580 4,456,754
                             ========= ========= ========= =========

Net income (loss) per common
 and dilutive common
 equivalent shares
 outstanding                  $  0.12   $ (0.23)   $  0.20   $  0.54
                             ========= ========= ========= =========
